Filed Pursuant to Rule 424(b)(3)

Registration No. 333- 333-267029

Prospectus Supplement No. 2 dated May 17, 2023

(To Prospectus effective August 30, 2022)

1,110,000 Shares of Common Stock

Warrants to Purchase up to 3,289,474

Shares of Common Stock

Pre-Funded Warrants to Purchase up to

2,189,474 Shares of Common Stock

Common Stock

This Prospectus Supplement supplements and amends the Prospectus dated August 23, 2022 and effective August 30, 2022 (the “Prospectus”), relating to the warrants to purchase 3,289,474 shares of common stock of Iveda Solutions, Inc. and pre-funded warrants to purchase 2,189,474 shares of common stock of Iveda Solutions, Inc. (the “Company”) by the stockholders identified in the Prospectus.

This Prospectus Supplement is being filed to include the information set forth in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed by the Company with the Securities and Exchange Commission on May 15, 2023 (the “Form 10-Q”). The Form 10-Q is attached hereto.

This Prospectus Supplement also includes information set forth in our Forms 8-K filed by the Company with the Securities and Exchange Commission on April 6, 2022; August 12, 2022; October 21, 2022; January 4, 2023; and February 16, 2023. The Form 8-Ks are attached hereto.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with the Prospectus, including any supplements and amendments thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

See “Risk Factors” beginning on page 16 of the Prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 17, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2023

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

For the transition period from __________ to ____________

Commission File No. 001-41345

IVEDA SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-2222203
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1744 S Val Vista, Suite 213
Mesa, Arizona	85204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 307-8700

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act: Common Stock, par value $0.00001 per share

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
(Do not check if a smaller reporting company)	Emerging growth company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act): Yes ☐ No ☒

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	IVDA	The Nasdaq Stock Market. LLC
Common Stock Purchase Warrants	IVDAW	The Nasdaq Stock Market. LLC

Class	Outstanding as of May 1, 2023
Common Stock, $0.00001 par value per share	16,012,639

2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Iveda has been offering real-time IP video surveillance technologies to our customers since 2005. While we still offer video surveillance technologies, our core product line has evolved to include AI intelligent search technology that provide true intelligence to any video surveillance system and IoT (Internet of Things) devices and platforms. Our evolution is in response to digital transformation demands from many cities and organizations across the globe. Our IvedaAI intelligent video search technology adds critical intelligence to normally passive video surveillance systems. IvedaAI provides AI functions to any IP camera and most popular network video recorders (NVR) and video management systems (VMS). IvedaAI comes with an appliance or server, preconfigured with multiple AI functions based on the end user requirements.

AI Functions

●	Object Search

●	Face Search (No Database Required)

●	Face Recognition (from a Database)

●	License Plate Recognition (100+ Countries), includes make and model

●	Intrusion Detection

●	Weapon Detection

●	Fire Detection

●	People Counting

●	Vehicle Counting

●	Temperature Detection

●	Public Health Analytics (Facemask Detection)

●	QR and Barcode Detection

Key Features

●	Live Camera View

●	Live Tracking

●	Abnormality Detection – Vehicle/Person wrong direction detection

●	Vehicle/Person Loitering Detection

●	Fall Detection

●	Illegal Parking Detection

●	Heatmap Generation

3

IvedaAI consists of deep-learning video analytics software running in a computer/server environment that can either be deployed at an edge level or data center for centralized cloud model. We combined hardware and artificial intelligence software for fast and efficient video search for objects stored in an external (NVR) or storage device and live streaming video data from any IP camera.

IvedaAI works with any ONVIF-compliant IP cameras and most popular NVR/VMS (Video Management System) platforms, enabling accurate search across dozens to thousands of cameras in less than 1 second. IvedaAI products are designed to maximize efficiency, save time, and cut cost. Instead of watching hours of video recording after-the-fact, users can set up alerts.

Iveda offers many IoT sensors and devices for various applications such as energy management, smart home, smart building, smart community and patient/elder care. Our gateway and station serve as the main hub for sensors and devices in any given area. They are equipped with high-level communication protocols such as Zigbee, WiFi, Bluetooth, and USB. They connect to the Internet via Ethernet or cellular data network. We provide IoT platforms that enable centralized device management and push digital services on a massive scale. Our smart devices include water sensor, environment sensor, entry sensor, smart plug, siren, body temperature pad, care watch and tracking devices.

We also offer smart power technology for office buildings, schools, shopping centers, hotels, hospitals, and smart city projects. Our smart power hardware is equipped with an RS485 communication interface allowing the meters to be connected to various third-party SCADA software for monitoring and control purposes. This line of product includes smart power, water meter, smart lighting controls systems, and smart payment system.

Iveda’s Cerebro manages all the components of our smart power technology including statistics on energy consumption. Cerebro is a software platform designed to integrate multiple unconnected energy, security and safety applications and devices and control them through one comprehensive user interface.

Cerebro’s roadmap includes dashboard for all of Iveda’s platforms for central management of all devices. Cerebro is system agnostic and will support cross-platform interoperability. The common unified user interface will allow remote control of platforms, sensors and subsystems throughout an entire environment. This integration and unification of all subsystems enable acquisition and analysis of all information on one central command center, allowing comprehensive, effective, and overall management and protection of a city.

Iveda’s Utilus smart pole technology is a smart power management and wireless mesh communications network deployed on new or existing light pole structures. The Utilus network uses WiFi, 4G and 5G small cell capabilities, and other wireless protocols to provide distributed video surveillance with AI video search technology and remote management of local devices such as trackers, water meters, electrical meters, valves, circuit breakers and sensors.

4

In the last few years, the smart city concept has been a hot topic among cities across the globe. With little to no human interaction, technology increases efficiency, expedites decision making, and reduces response time. Dwindling public safety budgets and resources has necessitated the transformation. More and more municipalities are using next-generation technologies to improve the safety and security of its citizens. Our response is our complete suite of IoT technologies, including AI intelligent video search technology, smart sensors, tracking devices, video surveillance systems, and smart power.

We license our platform and sell IoT hardware to service providers such as telecommunications companies, integrators and other technology resellers already providing services to an existing customer base. Partnering with service providers that have an existing loyal customer base allows us to focus on servicing just a handful of our partners and concentrating on our technology offering. Service providers leverage their end-user infrastructure to sell, bill, and provide customer service for Iveda’s product offering. This business model provides dual revenue streams – one from hardware sales and the other from monthly licensing fees.

Iveda Taiwan, our subsidiary in Taiwan, specializes in deploying new, and integrating existing, video surveillance systems for airports, commercial buildings, government customers, data centers, shopping centers, hotels, banks, and Safe City. Iveda Taiwan combines security surveillance products, software, and services to provide integrated security solutions to the end user. Through Iveda Taiwan, we have access not only to Asian markets but also to Asian manufacturers and engineering expertise. Iveda Taiwan is our research and development arm, working with a team of developers in Taiwan.

In April 2011, we completed our acquisition of Iveda Taiwan, a company founded in 1998 by a group of sales and research and development professionals from Taiwan Panasonic Company. Iveda Taiwan, our subsidiary in Taiwan, specializes in deploying new, and integrating existing, video surveillance systems for airports, commercial buildings, government customers, data centers, shopping centers, hotels, banks, and Safe City initiatives in Taiwan and other neighboring countries. Iveda Taiwan combines security surveillance products, software, and services to provide integrated security solutions to the end user. Through Iveda Taiwan, we have access not only to Asian markets but also to Asian manufacturers and engineering expertise. Iveda Taiwan is our research and development arm, working with a team of developers and managing our relationship with the Industrial Technology Research Institute (“ITRI”) in Taiwan. Iveda Taiwan also houses the application engineering team that supports Sentir implementation for our service provider customers in Asia. The Company depends on Iveda Taiwan as the majority of the company’s revenues have come from Iveda Taiwan since we acquired them in April 2011. For the years ended December 31, 2022 and 2021, Iveda Taiwan’s operations accounted for 93% and 71% of our total revenue, respectively.

The acquisition of Iveda Taiwan provided the following benefits to our business:

●	An established presence and credibility in Asia and access to the Asian market.

●	Relationships in Asia for cost-effective research and development of new product offerings and securing the best pricing for end user devices.

●	Sourcing of products directly using Iveda Taiwan’s product sourcing expertise to enhance our custom integration capabilities.

●	Enhancements to the global distribution potential for our products and services.

In November 2012, we signed a cooperation agreement with ITRI, a research and development organization based in Taiwan. Together with ITRI, we have developed cloud-video services. Pursuant to the cooperation agreement, we licensed, through our subsidiary, Sole-Vision Technologies, Inc., the right to use U.S. Patent No. 8,719,442 (as well as its Taiwanese and Chinese counterparts) with respect to the development of cloud-video technologies.

In June and August 2014, in collaboration with our local partner in the Philippines, we shipped our ZEE cloud plug-and-play cameras for delivery to the Philippine Long Distance Telephone Company (“PLDT”) for distribution to its customers with a cloud video surveillance service offering, utilizing our Sentir platform.

5

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Conditions and Results of Operations is based upon our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. A description of our critical accounting policies and related judgments and estimates that affect the preparation of our financial statements is set forth in our audited consolidated financial statements for the year ended December 31, 2022. Such policies are unchanged.

New Accounting Standards

There were no new standards recently issued which would have an impact on our operations or disclosures.

Results of Operations for the Three Months Ended March 31, 2023 Compared with the Three Months Ended March 31, 2022

Net Revenue

We recorded net consolidated revenue of $2.21 million for the three months ended March 31, 2023, compared with $0.23 million for the three months ended March 31, 2022, an increase of ($1.98 million, or 855%. For the three months ended March 31, 2023, our service revenue was $0.20 million, or 9% of net revenue, and our equipment sales and installation revenue was $2.0 million, or 91% of net revenue. For the three months ended March 31, 2022, our service revenue was $.04 million, or 18% of consolidated net revenue, and our equipment sales and installation revenue was $.19 million, or 82% of net revenue. The increase in total revenue in 2023 compared with the same period in 2022 is attributable primarily to increased equipment sales from Iveda Taiwan as a result of delivery timing related to long-term contracts awarded and started during 2022.

Cost of Revenue

Total cost of revenue was $1.72 million (78% of revenue; gross margin of 22%) for the three months ended March 31, 2023, compared with $0.09 million (39% of revenue; 61% gross margin) for the three months ended March 31, 2022, an increase of ($1.63 million), or (1800%). The increase in cost of revenue was primarily driven by increased Iveda Taiwan revenue. The decrease in overall gross margin was primarily attributed to the more indicative and standard margin of Iveda Taiwan revenue as a result of additional long-term contracts awarded and started during 2022.

Operating Expenses

Operating expenses were $1.04 million for the three months ended March 31, 2023, compared with $0.8 million for the three months ended March 31, 2022, an increase of $0.25 million, or 31%. This net increase in operating expenses in 2023 compared with 2022 is due primarily related to a ramp up in personnel in the US based administrative, sales and technical support personnel for IvedaAI as well as investor and public relations expenses.

Loss from Operations

Loss from operations decreased to $0.55 million for the three months ended March 31, 2023, compared with $0.65 million for the three months ended March 31, 2022, a decrease of $0.10 million, or 15%. A majority of the decrease in loss from operations was primarily due to increased net revenues.

6

Other Expense-Net

Other income (expense)-net was $19,000 of net income for the three months ended March 31, 2023, compared with ($12,000) of net expense for the three months ended March 31, 2022, an increase of $31,000 of income, or 261%. The majority of the other income for 2023 was interest income from cash in the bank.

Net Loss

Net loss was $0.55 million for the three months ended March 31, 2023, compared with $0.67 million for the three months ended March 31, 2022. The decrease of $0.12 million, or 17%, in net loss was caused primarily by a increase in due to increased net revenues offset by increased operating expenses related to a ramp up in personnel in the US-based administrative, sales and technical support personnel for IvedaAI as well as increased investor and public relations expenses.

Liquidity and Capital Resources

As of March 31, 2023, we had cash and cash equivalents of $8.4 million compared to $7.3 million as of March 31, 2022 and $0.82 million as of March 31, 2022. This increase in our cash and cash equivalents for the three months ended March 31, 2023 is related to the exercise of 945,900 warrants at $1.40 with net proceeds of $1.3 Million offset by of the operating losses during the three months ended March 31, 2023. There are no legal or economic factors that materially impact our ability to transfer funds between our U.S.-based and Taiwan-based segments.

Net cash provided in operating activities during the three months ended March 31, 2023 was $0.17 million compared to ($0.77) million net cash used during the three months ended March 31, 2022. Net cash provided in operating activities for the three months ended March 31, 2023 consisted primarily of the $0.72 million net collection of accounts receivable offset by net loss of ($0.55) million. Other factors for the three months ended March 31, 2023 included $0.35 cash provided from the reduction of inventory and other current assets offset by cash used to decrease $0.33 million of accrued expenses. Net cash used in operating activities for the three months ended March 31, 2022 consisted primarily of the $0.67 million net loss including $0.07 million of non-cash charges (primarily stock option compensation), $0.24 of inventory and a decrease by $0.3 million in additional accrued expenses offset by a decrease of $0.3 million in accounts receivable.

Net cash used in investing activities for the three months ended March 31, 2023 was $0.18 million consisting primarily of the development of additional IvedaAI platforms. Net cash used by investing activities during the three months ended March 31, 2022 was $4,696.

Net cash provided by financing activities for the three months ended March 31, 2023 was $1.07 million compared with $$0.15 million provided during the three months ended March 31, 2022. This increase in our cash and cash equivalents for the three months ended March 31, 2023 is related primarily to the exercise of 945,900 warrants at $1.40 with net proceeds of $1.3 Million offset by $0.25 payments against short and long term loans in Taiwan during the three months ended March 31, 2023. Net cash provided by financing activities in 2022 of $0.15 million is primarily a result of the proceeds from bank loans in Taiwan for the three months ended March 31, 2022.

We have experienced significant operating losses since our inception. At March 31, 2023, we had approximately $32 million in net operating loss carryforwards available for federal income tax purposes, which will begin to expire in 2025. We did not recognize any benefit from the federal net operating loss carryforwards in 2022 or 2021. We also had approximately $5.0 million in state net operating loss carryforwards, which expire after five years.

We have limited liquidity and have not yet established a stabilized source of revenue sufficient to cover operating costs, based on our current estimated burn rate. Accordingly, our continuation as a going concern is dependent upon our ability to generate greater revenue through increased sales and/or our ability to raise additional funds through the capital markets. No assurance can be given that we will be successful in future financing and revenue-generating efforts. Even if funding is available, we cannot assure investors that it will be available on terms that are favorable to our existing stockholders. Additional funding may be achieved through the issuance of equity or debt securities that could be significantly dilutive to the percentage ownership of our existing stockholders. In addition, these newly issued securities may have rights, preferences, or privileges senior to those of our existing stockholders. Accordingly, such a financing transaction could materially and adversely impact the price of our common stock.

7

Substantially all of our cash is deposited in three financial institutions, two in the United States and one in Taiwan. At times, amounts on deposit in the United States may be in excess of the FDIC insurance limit. Deposits in Taiwan financial institutions are insured by CDIC (“Central Deposit Insurance Corporation”) with maximum coverage of NTD 3 million. At times, amounts on deposit in Taiwan may be in excess of the CDIC insurance limit.

Our accounts receivable are unsecured, and we are at risk to the extent such amounts become uncollectible. Although we perform periodic evaluations of our customers’ credit and financial condition, we generally do not require collateral in exchange for our products and services provided on credit.

We provide an allowance for doubtful collections, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. Payment terms for our U.S.-based segment require prepayment for most products before they are shipped and monthly Sentir licensing fees, which are due in advance on the first day of each month. For our U.S.-based segment, accounts receivable that are more than 120 days past due are considered delinquent. Payment terms for our Taiwan-based segment vary based on our agreements with our customers. Generally, we receive payment for our products and services within one year of commencing the project, except that we retain 5% of the total payment amount and release such amount one year after the completion of the project. For our U.S.-based segment, we had no doubtful accounts receivable allowances for the three months ended March 31, 2023 and year ended December 31, 2022. For our Taiwan-based segment, we set up no doubtful accounts receivable allowances for the three months ended March 31, 2023 and year ended December 31, 2022. We deem the rest of our accounts receivable to be collectible based on certain factors, including the nature of the customer contracts and past experience with similar customers. Delinquent receivables are written off based on individual credit valuation and specific circumstances of the customer, and we generally do not charge interest on past due receivables.

Effects of Inflation

For the periods for which financial information is presented, we do not believe that the current levels of inflation in the United States have had a significant impact on our operations. Likewise, we do not believe that the current levels of inflation in Taiwan have had a significant impact on the operations of Iveda Taiwan.

Off Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not have any undisclosed borrowings or debt, and we have not entered into any synthetic leases. We are, therefore, not materially exposed to any financing, liquidity, market, or credit risk that could arise if we had engaged in such relationships.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable.

8

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Iveda Solutions, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Iveda Solutions, Inc. as of December 31, 2022 and 2021, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company’s auditor since 2021

Lakewood, CO

March 31, 2022

9

IVEDA SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2023 AND DECEMBER 31, 2022

	March 31, 2023	December 31, 2022
	(UNAUDITED)	(AUDITED)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$8,379,854	$7,312,095
Restricted Cash	129,702	129,527
Accounts Receivable, Net	505,581	1,222,690
Inventory, Net	388,246	526,470
Other Current Assets	162,469	371,990
Total Current Assets	9,565,852	9,562,772

PROPERTY AND EQUIPMENT, NET	204,516	32,911

OTHER ASSETS
Other Assets	288,599	267,387
Total Other Assets	288,599	267,387

Total Assets	$10,058,967	$9,863,070

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts and Other Payables	$1,313,360	$1,638,727
Due to Related Parties		-
Short Term Debt	163,747	398,409
Current Portion of Long-Term Debt	65,498	65,408
Total Current Liabilities	1,542,605	2,102,544

LONG-TERM DEBT	174,664	190,776
LONG-TERM DIVIDENDS PAYABLE		-

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.00001 par value; 100,000,000 shares authorized
Series B Preferred Stock, $0.00001 par value; 500 shares authorized, no shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively		-
Common Stock, $0.00001 par value; 100,000,000 shares authorized; 16,012,639 and 15,066,739 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	159	150
Additional Paid-In Capital	53,819,790	52,496,914
Accumulated Comprehensive Loss	(221,317)	(220,643)
Accumulated Deficit	(45,256,934)	(44,706,671)
Total Stockholders’ Equity (Deficit)	8,341,698	7,569,750

Total Liabilities and Stockholders’ Equity	$10,058,967	$9,863,070

See accompanying Notes to Condensed Consolidated Financial Statements.

10

IVEDA SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2021

	March 31, 2023	March 31, 2021
	(UNAUDITED)	(UNAUDITED)
REVENUE
Equipment Sales	$2,004,218	$189,521
Service Revenue	200,946	41,336
Other Revenue		-
TOTAL REVENUE	2,205,164	230,857

COST OF REVENUE	1,718,492	90,310

GROSS PROFIT	486,673	140,547

OPERATING EXPENSES
General & Administrative	1,037,631	792,164
Total Operating Expenses	1,037,631	792,164

LOSS FROM OPERATIONS	(550,958)	(651,616)

OTHER INCOME (EXPENSE)
Miscellaneous Income (Expense)	53	172
Interest Income	19,862	616
Interest Expense	(517)	(12,833)

Total Other Income (Expense)	19,398)	(12,045)

LOSS BEFORE INCOME TAXES	(531,561)	(663,662)

BENEFIT (PROVISION) FOR INCOME TAXES	(18,702)	(3,136)

NET LOSS	$(550,263)	$(666,798)

BASIC AND DILUTED LOSS PER SHARE	$(0.04)	$(0.07)

WEIGHTED AVERAGE SHARES	15,489,689	9,672,508

*	All share amounts and per share amounts reflect a reverse stock split of the outstanding shares of our Common Stock at a ratio of 1-for-8 effected on March 31, 2022.

See accompanying Notes to Condensed Consolidated Financial Statements.

11

IVEDA SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Shares	Common Stock Amount	Preferred Shares	Additional Paid-in-Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (loss)	Total Stockholders’ Equity(Deficit)

BALANCE AT December 31, 2021 (AUDITED)	9,668,369	97	0	$40,727,518	$(41,361,401)	$(143,493)	$(777,279)

Costs of Capital				(1,613,470)			(1,163,918)
Stock Based Compensation				120,581			120,581
Common Stock issued for conversion error	65	-		-			-
Common Stock issued for services	215,000	1		219,899			219,900
Warrants for Services				5,555			5,555
Exercise of options and warrants	8,215	-		23,000			23,000
Common Stock Offering for Cash	1,885,000	19		8,011,231			8,011,250
Common Stock and Pre-Funded Warrant Offering for Cash – August 2022	3,289,474	33		4,999,803			4,999,836
Warrants sold in Over allotment				2,797			2,797
Net Loss		-			(3,345,270)		(3,345,270)
Comprehensive Loss						(77,150)	(77,150)
8 for 1 conversion adjustment	616

BALANCE AT December 31, 2022	15,066,739	$150	0	$52,496,914	$(44,706,671)	$(220,643)	$7,569,750

Exercise of warrants issued August 2022	945,900	9		1,322,876			1,322,885
Net Loss		-			(550,263)		(550,263)
Comprehensive Loss						(674)	(674)

BALANCE AT March 31, 2023 (UNAUDITED)	16,012,639	$159	0	$53,819,790	$(45,256,934)	$(221,317)	$8,341,698

*	All share amounts and per share amounts reflect a reverse stock split of the outstanding shares of our Common Stock at a ratio of 1-for-8 effected on March 31, 2022.

See accompanying Notes to Condensed Consolidated Financial Statements

12

IVEDA SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDING MARCH 31, 2023 AND 2021

	March 31, 2023	March 31, 2022
	(UNAUDITED)	(UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(550,263)	$(666,798)
Adjustments to Reconcile Net Loss to Net Cash Used by Operating Activities
Depreciation and Amortization	5,030	4,657
Interest Value of Convertible Debt Issued
Stock Option Compensation	-	67,500
Common Stock Warrants Issued for Services
Common Stock Warrants Issued for Interest
(Increase) Decrease in Operating Assets
Accounts Receivable	717,109	330,272)
Inventory	138,223	(242,576)
Other Current Assets	209,521	31,085)
Other Assets	(21,347)	8,302
Increase (Decrease) in Accounts and Other Payables	(325,710)	(302,666)
Net Cash Used in Operating Activities	172,563	(770,224)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment	(176,156)	(4,696)
Net Cash Provided by (Used in) Investing Activities	(176,156)	(4,696)

CASH FLOWS FROM FINANCING ACTIVITIES
Changes in Restricted Cash	(175)	-
Proceeds from (Payments on) Short-Term Notes Payable/Debt	(234,572)	174,648
Proceeds from (Payments to) Due to Related Parties	-	-
Proceeds from (Payments to) Long-Term Debt	(16,112)	(29,108
Payments for Deferred Finance Costs	-	-
Common Stock Issued, Net of (Cost of Capital)	1,322,885	-

Net Cash Provided by Financing Activities	1,072,026	145,540

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(674)	(8,964)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,067,759	(638,344)

Cash and Cash Equivalents- Beginning of Period	7,312,095	1,385,275

CASH AND CASH EQUIVALENTS - END OF PERIOD	$8,379,854	$746,931

See accompanying Notes to Condensed Consolidated Financial Statements.

13

IVEDA SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

FOR THE THREE MONTHS ENDING MARCH 31, 2023 AND 2021

	March 31, 2023	March 31, 2022
	(UNAUDITED)	(UNAUDITED)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest Paid	$517	$330
Income Tax Paid	$1,634	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Common Stock issued for Consulting Agreements related to Cost of Capital	$-	$1,895,000
Dividends Paid with Series B Preferred Stock	$-	$23,750
Warrants Issued for Interest	$-	$139,458
Warrants Issued for Services	$-	$11,475

See accompanying Notes to Condensed Consolidated Financial Statements.

14

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Based on this evaluation, our Chief Executive Officer and Chief Financial Officer, as of December 31, 2022, concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are not effective to ensure that information required to be disclosed by us in reports that we file or submit under the Exchange Act was recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

In December 2013, we hired Robert J. Brilon, as Chief Financial Officer who has experience in SEC reporting and disclosures. We have plans for hiring additional financial personnel and implementing additional controls and processes involving both of our financial personnel in order to ensure all transactions are accounted for and disclosed in an accurate and timely manner. There have not been any other changes in our internal control over financial reporting identified by management’s evaluation pursuant to Rules 13a-15(d) or 15d-15(d) of the Exchange Act during the most recent fiscal quarter that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Limitations on the Effectiveness of Controls

Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls and procedures or our internal controls will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues, misstatements, errors, and instances of fraud, if any, within our company have been or will be prevented or detected. These inherent limitations include the realities that judgments in decision making can be faulty, and that breakdowns can occur because of a simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management or Board override of the control.

The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

OTHER INFORMATION

None.

15

PART II – OTHER INFORMATION

RISK FACTORS

Not applicable.

UNRESOLVED STAFF COMMENTS

None.

PROPERTIES

We currently rent for our principal executive offices approximately 3,000 square feet until February 2025 for approximately $4,500 per month. We believe that our current office space is adequate for the foreseeable future.

Iveda Taiwan leases for its principal executive offices in Taiwan, comprised of two suites totaling approximately 4,416 square feet. Iveda Taiwan pays an aggregate of approximately $2,909 per month under the terms of the two leases, which expire on June 30, 2023 and September 15, 2023.

LEGAL PROCEEDINGS

From time to time we may become involved in various legal proceedings that arise in the ordinary course of business, including actions related to our intellectual property. Although the outcomes of these legal proceedings cannot be predicted with certainty, we are currently not aware of any such legal proceedings or claims that we believe, either individually or in the aggregate, will have a material adverse effect on our business, financial condition, or results of operations.

MINE SAFETY DISCLOSURES

Not applicable.

EXHIBITS

(a)	Financial Statements and Financial Statement Schedules

1.	Consolidated Financial Statements are listed in the Index to Consolidated Financial Statements on page F-1 of this Quarterly Report on Form 10-K.

2.	Other schedules are omitted because they are not applicable, not required, or because required information is included in the Consolidated Financial Statements or notes thereto.

(b)	Exhibits

Exhibit Number	Description of Exhibit

31.1*	Certification of Principal Executive Officer pursuant to Exchange Act Rule 15d-14(a)
31.2*	Certification of Principal Financial Officer pursuant to Exchange Act Rule 15d-14(a)
32.1*	Certification of Principal Executive Officer Pursuant to Section 1350
32.2*	Certification of Principal Financial Officer Pursuant to Section 1350
101.INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.
**	Furnished herewith.
†	Pursuant to Rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

16

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 16, 2023	IVEDA SOLUTIONS, INC.

	By:	/s/ David Ly
David Ly
Chief Executive Officer and Chairman

Date: May 16, 2023	IVEDA SOLUTIONS, INC.

	By:	/s/ Robert J. Brilon
Robert J. Brilon
Chief Financial Officer and Treasurer

Pursuant to the requirements of Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ David Ly	Chief Executive Officer and Chairman	May 15, 2023
David Ly	(Principal Executive Officer)

/s/ Robert J. Brilon	Chief Financial Officer, Treasurer	May 15, 2023
Robert J. Brilon	(Principal Financial and Accounting Officer)

/s/ Joseph Farnsworth	Director	May 15, 2023
Joseph Farnsworth

/s/ Alejandro Franco	Director	May 15, 2023
Alejandro Franco

/s/ Robert D. Gillen	Director	May 15, 2023
Robert D. Gillen

17

Exhibit 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER PURSUANT TO

RULE 13a-14(a)/15d-14(a) (17 CFR 240.15d-14(a))

(AUTHORIZED BY SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002)

I, David Ly, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Iveda Solutions, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ David Ly
David Ly
Chief Executive Officer

Date: May 15, 2023

Exhibit 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER PURSUANT TO

RULE 15d-14(a) (17 CFR 240.15d-14(a))

(AUTHORIZED BY SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002)

I, Robert J. Brilon, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Iveda Solutions, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ Robert J. Brilon
Robert J. Brilon
Chief Financial Officer, Treasurer and Corporate Secretary

Date: May 15, 2023

Exhibit 32.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

PURSUANT TO 18 U.S.C. § 1350

(SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002)

In connection with the Quarterly Report on Form 10-Q of Iveda Solutions, Inc. (the “Company”) for the quarter ended March 31, 2023 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, David Ly, Chief Executive Officer of the Company, certify, to the best of my knowledge and belief, pursuant to 18 U.S.C. § 1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Iveda Solutions, Inc.

/s/ David Ly
David Ly
Chief Executive Officer

Date: May 15, 2023

This certification accompanies the Quarterly Report on Form 10-Q to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Iveda Solutions, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Quarterly Report on Form 10-Q), irrespective of any general incorporation language contained in such filing.

Exhibit 32.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. § 1350

(SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002)

In connection with the Quarterly Report on Form 10-Q of Iveda Solutions, Inc. (the “Company”) for the quarter ended March 31, 2023 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Robert J. Brilon, Chief Financial Officer and Treasurer of the Company, certify, to the best of my knowledge and belief, pursuant to 18 U.S.C. § 1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Iveda Solutions, Inc.

/s/ Robert J. Brilon
Robert J. Brilon
Chief Financial Officer, Treasurer and Corporate Secretary

Date: May 15, 2023

This certification accompanies the Quarterly Report on Form 10-Q to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Iveda Solutions, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Quarterly Report on Form 10-Q), irrespective of any general incorporation language contained in such filing.